Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports First Quarter 2013 Results,
Continue to Expect Adjusted Earnings Growth of 12 to 14 Percent for 2013
First quarter 2013 financial highlights:

•	GAAP operating profit of $184 million, up 66 percent over the prior year period

•	GAAP earnings per share of $0.88, down 27 percent from the prior year period due to GAAP taxes

•	Adjusted earnings per share of $1.14, up 44 percent over the prior year period

•	Adjusted EBIT of $269 million, up 37 percent over the prior year period

•	Adjusted EBIT margins of 16.8 percent, up 480 basis points over the prior year period

•	Adjusted EBIT increased year-over-year in Consumer Specialties, Advanced Engineered Materials and Acetyl Intermediates segments

•	Cash on hand increased to $978 million

•	Net debt decreased to less than $2.1 billion

•	Received quarterly dividend from China acetate ventures of $24 million
Dallas, April 18, 2013: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2013 adjusted earnings per share of $1.14 versus $0.79 in the prior year quarter.

	Three Months Ended
	March 31,
	2013	2012
		As Adjusted
	(unaudited)
	(In $ millions, except per share data)
Net sales	1,605	1,633
Operating profit (loss)	184	111
Net earnings (loss)	142	193
Adjusted EBIT (1)	269	196
Operating EBITDA (1)	345	268
Diluted EPS - continuing operations	$0.88	$1.21
Diluted EPS - total	$0.89	$1.21
Adjusted EPS (2)	$1.14	$0.79
______________________________

(1)	Non-U.S. GAAP measure. See Table 1 for reconciliation.

(2)	Non-U.S. GAAP measure. See Table 3 for reconciliation.

"Celanese delivered a strong quarter. We expanded adjusted EBIT margins both sequentially and year-over-year by more than 400 basis points as we continued to deliver value added solutions to our customers and began to see the impact of the Celanese-specific actions we are implementing. Our combined efforts helped us grow adjusted earnings per share by 44 percent over the prior year period," said Mark Rohr, chairman and chief executive officer. "Celanese continued to deliver good cash flow results in the first quarter and further increased the cash on our balance sheet. While we are off to a good start, our global teams must remain focused and continue to deliver improved results throughout the year for us to achieve our growth objectives."
Recent Highlights

•
Signed a Memorandum of Understanding ("MOU") with Pertamina, the state-owned energy company of the Republic of Indonesia, to begin the detailed project planning phase for the development of fuel ethanol projects in Indonesia. The MOU outlines the parties' intentions to establish a joint venture under which Celanese would have a majority share and would license its leading TCX® Technology to the joint venture. Under the MOU, Celanese and Pertamina will select the first production location, initiate project permitting, and negotiate coal supply and other industrial partner agreements. Celanese and Pertamina expect to complete this phase of the MOU by the end of 2013.

•
Received the JEC Innovation Award for the first thermoplastic composite tailplane for a helicopter. The new composite tailplane of the Agusta Westland AW 169 helicopter results in 15 percent weight reduction from conventional composites and contributes considerably to fuel savings and lower emissions.

•
Introduced a new generation of Thermx® PCT grades that deliver outstanding initial reflectance and reflectance stability under heat and light as required in light-emitting diode ("LED") lighting packages found in display backlight and general lighting.

•	Elected Edward G. Galante to the company's board of directors. Galante is a former senior vice president, Exxon Mobil Corporation.

•
Changed the company's accounting policy for its defined benefit pension plans and other postretirement benefit plans (collectively, "Plans"). Under the new accounting policy, referred to as mark-to-market accounting, the company will recognize actuarial gains and losses and changes in the fair value of the Plans' assets in operating results in the fourth quarter of each year rather than deferring and amortizing them into future years. This change was effective January 1, 2013 and all amounts reported here reflect this new basis of accounting.

First Quarter Business Segment Overview
Advanced Engineered Materials
Despite 9 percent lower year-over-year auto builds in Europe, Advanced Engineered Materials delivered $329 million of revenue, an all-time first quarter record, on continued success in global auto penetration and our innovation activities. The segment also increased first quarter adjusted EBIT by $8 million, or 11 percent over the prior year, and expanded adjusted EBIT margins to 23.7 percent on improved global product mix, mainly medical applications. Operating profit increased by $12 million over the prior year.

Consumer Specialties
Consumer Specialties increased first quarter adjusted EBIT by $50 million over the prior year period. $24 million of the increase in adjusted EBIT was due to a cash dividend from its China acetate ventures. Beginning this quarter, the company expects to receive quarterly dividends from these ventures rather than annual dividends. $26 million of the increase in adjusted EBIT was driven by continued strong demand in Acetate and lower energy costs related to the Spondon acetate facility that ceased production in the fourth quarter of 2012. Volumes increased 5 percent mainly due to an acetate production interruption in the first quarter of 2012 that did not recur in the first quarter of 2013. Operating profit increased by $38 million over the prior year.
Industrial Specialties
Adjusted EBIT in Industrial Specialties was $16 million in the first quarter compared with $22 million in the prior year as pricing decreased 4 percent on lower demand for photovoltaic applications in EVA (Ethylene Vinyl Acetate) and lower raw material costs, primarily ethylene, in Emulsions. First quarter volumes were 3 percent lower than the prior year primarily due to lower Emulsions demand in North America and Europe which was partially offset by stronger demand in Asia for VAE (Vinyl Acetate Ethylene) applications. Operating profit was $15 million in the first quarter compared with $20 million in the prior year.
Acetyl Intermediates
In the first quarter of 2013, global demand for acetyl products and their derivatives remained at low levels, resulting in 4 percent lower volumes and 1 percent lower pricing year-over-year. However, Acetyl Intermediates increased adjusted EBIT by $14 million, or 22 percent, and expanded adjusted EBIT margins to 9.8 percent on cost efficiencies and lower raw material costs. Operating profit increased by $13 million over the prior year.
Capital Structure
During the first three months of 2013, the company generated $147 million of operating cash flow in a seasonally challenging first quarter for working capital and ended the quarter with $978 million of cash on the balance sheet. Operating cash flow this quarter was $68 million lower than the prior year primarily due to the steepness of the global economic slowdown in early 2012 which resulted in temporarily lower working capital requirements in the first quarter of last year. Additionally, in the first quarter of last year the company received a one-time cash dividend from one of its Asian strategic affiliates. The company expects to have no required U.S. pension contributions in 2013 and has not changed its cash flow outlook for 2013.
As of March 31, 2013, the company's net debt was $2.093 billion, a $46 million decrease from December 31, 2012 and the second lowest quarterly level for the company since March 31, 2005.
While the company did not repurchase shares during the first quarter, it had a share repurchase authorization of $392 million as of March 31, 2013. The company will continue to repurchase shares to offset dilution from equity grants and when it believes the stock is valued attractively. Additionally, the company expects it will continue increasing its quarterly dividend payments.

Strategic Affiliates
Earnings from equity investments increased $3 million year-over-year to $54 million. Cash dividends received in the first quarter from equity investments was $47 million, $64 million lower than the prior year primarily due to a one-time cash dividend payment from one of the company's Asian strategic affiliates in the first quarter of 2012. During the first quarter of 2013, the company received its first quarterly dividend of $24 million from its China acetate ventures and now expects to receive quarterly dividends from these ventures rather than annual dividends that were paid in the second quarter of each year.
Taxes
The tax rate for adjusted earnings per share was 19 percent in the first quarter of 2013 and 17 percent in the first quarter of 2012. The effective tax rate for GAAP for the first quarter of 2013 was 35 percent compared to (61) percent in the first quarter of 2012. The effective income tax rate for GAAP for the first quarter of 2012 would have been 19 percent excluding the recognition of $142 million of foreign tax credit carryforwards. As compared to the first quarter of 2012, absent the effect of these events, the increase in the effective income tax rate for the first quarter of 2013 was primarily due to losses in jurisdictions without income tax benefit, increased earnings in high income tax jurisdictions and reassessment of the recoverability of deferred tax assets in certain jurisdictions. Net cash taxes paid were $14 million in the first quarter of 2013 compared with net cash taxes paid of $23 million in the first quarter of 2012.
Outlook
"We continue to expect adjusted earnings per share growth for 2013 will be consistent with our long-term growth objectives of 12 to 14 percent despite the higher 2012 earnings base after our pension accounting policy change and the challenging global economic environment that we anticipate to continue throughout 2013. Our global teams are diligently working on Celanese-specific initiatives as well as aligning our applications and technologies with our customer's priorities in order to deliver on our growth objectives," said Rohr.
The company's earnings presentation and prepared remarks related to the first quarter results will be posted on its website at www.celanese.com in the investor section after market close on April 18.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Linda Beheler	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4924	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Linda.Beheler@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,600 employees worldwide and had 2012 net sales of $6.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com

Change in accounting policy regarding pension and other postretirement benefits
Effective January 1, 2013, we elected to change our policy for recognizing actuarial gains and losses and the change in fair value of plan assets for our defined benefit pension plans and other postretirement benefit plans. We now immediately recognize the change in fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. The remaining components of our net periodic benefit cost are recorded on a quarterly basis.
In connection with the changes in accounting policy for pension and other postretirement benefits and to properly match the actual operational expenses each business segment is incurring, we changed our allocation of net periodic benefit cost. We now allocate only the service cost and amortization of prior service cost components of our pension and postretirement plans to each business segment on a ratable basis. All other components of net periodic benefit cost (interest cost, estimated return on assets and net actuarial gains and losses) are recorded to Other Activities as these components are considered financing activities managed at the corporate level. Financial information for prior periods has been retrospectively adjusted.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technology, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, including the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measures: adjusted EBIT, operating EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information

•
Adjusted EBIT is defined by the company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for other charges and other adjustments. We believe that adjusted EBIT is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Our management believes adjusted EBIT is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Our management recognizes that adjusted EBIT has inherent limitations because of the excluded items. Adjusted EBIT is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. We may provide guidance on adjusted EBIT and are unable to reconcile forecasted adjusted EBIT to a U.S. GAAP financial measure because a forecast of other charges and other adjustments is not practical. Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin is defined by the company as Adjusted EBIT divided by net sales.

•
Operating EBITDA is defined by the company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for other charges and other adjustments. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization, and has the same uses and limitations as adjusted EBIT described above.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as earnings (loss) from continuing operations, adjusted for other charges and other adjustments, and divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of other charges and other adjustments is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality.

Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31,
	2013	2012
		As Adjusted
	(In $ millions, except share and per share data)
Net sales	1,605	1,633
Cost of sales	(1,272)	(1,359)
Gross profit	333	274
Selling, general and administrative expenses	(106)	(126)
Amortization of intangible assets	(11)	(13)
Research and development expenses	(26)	(25)
Other (charges) gains, net	(4)	—
Foreign exchange gain (loss), net	(1)	1
Gain (loss) on disposition of businesses and asset, net	(1)	—
Operating profit (loss)	184	111
Equity in net earnings (loss) of affiliates	54	51
Interest expense	(43)	(45)
Refinancing expense	—	—
Interest income	—	1
Dividend income - cost investments	24	—
Other income (expense), net	(1)	2
Earnings (loss) from continuing operations before tax	218	120
Income tax (provision) benefit	(77)	73
Earnings (loss) from continuing operations	141	193
Earnings (loss) from operation of discontinued operations	2	—
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit, discontinued operations	(1)	—
Earnings (loss) from discontinued operations	1	—
Net earnings (loss)	142	193
Net earnings (loss) attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Celanese Corporation	142	193
Cumulative preferred stock dividends	—	—
Net earnings (loss) available to common shareholders	142	193
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	0.88	1.23
Discontinued operations	0.01	—
Net earnings (loss) - basic	0.89	1.23
Earnings (loss) per common share - diluted
Continuing operations	0.88	1.21
Discontinued operations	0.01	—
Net earnings (loss) - diluted	0.89	1.21
Weighted average shares (in millions)
Basic	159.7	156.5
Diluted	160.2	159.1

Consolidated Balance Sheets - Unaudited

	As of March 31, 2013	As of December 31, 2012
		As Adjusted
	(In $ millions)
ASSETS
Current assets
Cash & cash equivalents	978	959
Trade receivables - third party and affiliates, net	916	827
Non-trade receivables, net	197	209
Inventories	758	711
Deferred income taxes	50	49
Marketable securities, at fair value	49	53
Other assets	38	31
Total current assets	2,986	2,839
Investments in affiliates	796	800
Property, plant and equipment, net	3,286	3,350
Deferred income taxes	603	606
Other assets	480	463
Goodwill	762	777
Intangible assets, net	155	165
Total assets	9,068	9,000
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	112	168
Trade payables - third party and affiliates	659	649
Other liabilities	459	475
Deferred income taxes	25	25
Income taxes payable	96	38
Total current liabilities	1,351	1,355
Long-term debt	2,959	2,930
Deferred income taxes	44	50
Uncertain tax positions	180	181
Benefit obligations	1,576	1,602
Other liabilities	1,123	1,152
Commitments and contingencies
Stockholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(905)	(905)
Additional paid-in capital	736	731
Retained earnings	2,123	1,993
Accumulated other comprehensive income (loss), net	(119)	(89)
Total Celanese Corporation stockholders' equity	1,835	1,730
Noncontrolling interests	—	—
Total equity	1,835	1,730
Total liabilities and equity	9,068	9,000

Table 1
Reconciliation of Consolidated Net Earnings (Loss) to Adjusted EBIT and Operating EBITDA - Non-U.S. GAAP Measures - Unaudited

	Three Months Ended
	March 31,
	2013	2012
		As Adjusted
	(In $ millions)
Net earnings (loss)	142	193
(Earnings) loss from discontinued operations	(1)	—
Interest income	—	(1)
Interest expense	43	45
Refinancing expense	—	—
Income tax provision (benefit)	77	(73)
Other charges (gains), net (1)	4	—
Other adjustments (1)	4	32
Adjusted EBIT	269	196
Depreciation and amortization expense (2)	76	72
Operating EBITDA	345	268

	Three Months Ended
	March 31,
	2013	2012
	(In $ millions)
Advanced Engineered Materials	—	—
Consumer Specialties	—	—
Industrial Specialties	—	2
Acetyl Intermediates	—	—
Other Activities (3)	—	—
Accelerated depreciation and amortization expense	—	2
Depreciation and amortization expense (2)	76	72
Total depreciation and amortization expense	76	74
______________________________

(1)	See Table 8 for details.

(2)	Excludes accelerated depreciation and amortization expense as detailed in the table above and included in Other adjustments above.

(3)	Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

Table 2
Segment Data and Reconciliation of Operating Profit (Loss) to Adjusted EBIT and Operating EBITDA - Non-U.S. GAAP Measures - Unaudited

	Three Months Ended
	March 31,
	2013		2012
			As Adjusted
	(In $ millions, except percentages)
Operating Profit (Loss) / Operating Margin (1)
Advanced Engineered Materials	36	10.9%	24	7.6%
Consumer Specialties	78	26.4%	40	15.2%
Industrial Specialties	15	5.2%	20	6.5%
Acetyl Intermediates	75	9.3%	62	7.3%
Other Activities (2)	(20)		(35)
Total	184	11.5%	111	6.8%
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	40		43
Consumer Specialties	26		1
Industrial Specialties	—		—
Acetyl Intermediates	3		1
Other Activities (2)	8		8
Total	77		53
Other Charges and Other Adjustments (3)
Advanced Engineered Materials	2		3
Consumer Specialties	4		17
Industrial Specialties	1		2
Acetyl Intermediates	1		2
Other Activities (2)	—		8
Total	8		32
Adjusted EBIT / Adjusted EBIT Margin (1)
Advanced Engineered Materials	78	23.7%	70	22.1%
Consumer Specialties	108	36.6%	58	22.0%
Industrial Specialties	16	5.6%	22	7.1%
Acetyl Intermediates	79	9.8%	65	7.6%
Other Activities (2)	(12)		(19)
Total	269	16.8%	196	12.0%
Depreciation and Amortization Expense (4)
Advanced Engineered Materials	29		27
Consumer Specialties	10		9
Industrial Specialties	12		13
Acetyl Intermediates	21		20
Other Activities (2)	4		3
Total	76		72
Operating EBITDA
Advanced Engineered Materials	107		97
Consumer Specialties	118		67
Industrial Specialties	28		35
Acetyl Intermediates	100		85
Other Activities (2)	(8)		(16)
Total	345		268
______________________________

(1)	Defined as operating profit (loss) and adjusted EBIT, respectively, divided by net sales. See Table 4 for net sales.

(2)	Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

(3)	See Table 8 for details.

(4)	Excludes accelerated depreciation and amortization expense. See Table 1 for details.

Table 3
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended
	March 31,
	2013		2012
			As Adjusted
		per share		per share
	(In $ millions, except per share data)
Earnings (loss) from continuing operations	141	0.88	193	1.21
Deduct: Income tax (provision) benefit	(77)		73
Earnings (loss) from continuing operations before tax	218		120
Other charges and other adjustments (1)	8		32
Refinancing expense	—		—
Adjusted earnings (loss) from continuing operations before tax	226		152
Income tax (provision) benefit on adjusted earnings (2)	(43)		(26)
Noncontrolling interests	—		—
Adjusted earnings (loss) from continuing operations	183	1.14	126	0.79

	Diluted shares (in millions) (3)
Weighted average shares outstanding	159.7		156.5
Dilutive stock options	0.2		1.9
Dilutive restricted stock units	0.3		0.7
Total diluted shares	160.2		159.1
______________________________

(1)	See Table 8 for details.

(2)	The adjusted effective tax rate is 19% and 17% for the three months ended March 31, 2013 and 2012, respectively.

(3)	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.
Table 4
Factors Affecting Segment Net Sales - Unaudited

	Three Months Ended
	March 31,
	2013	2012
	(In $ millions)
Net Sales
Advanced Engineered Materials	329	317
Consumer Specialties	295	264
Industrial Specialties	288	309
Acetyl Intermediates	808	852
Other Activities (1)	—	—
Intersegment eliminations	(115)	(109)
Total	1,605	1,633
______________________________

(1)	Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	—	4	—	—	4
Consumer Specialties	5	7	—	—	12
Industrial Specialties	(3)	(4)	—	—	(7)
Acetyl Intermediates	(4)	(1)	—	—	(5)
Total Company	(2)	—	—	—	(2)

Table 5
Cash Flow Information - Unaudited

	Three Months Ended
	March 31,
	2013	2012
		As Adjusted
	(In $ millions)
Net cash provided by operating activities	147	215
Net cash (used in) investing activities (1)	(87)	(155)
Net cash (used in) financing activities	(35)	(21)
Exchange rate effects on cash and cash equivalents	(6)	6
Cash and cash equivalents at beginning of period	959	682
Cash and cash equivalents at end of period	978	727
______________________________

(1)	2013 and 2012 include $3 million and $21 million, respectively, of capital expenditures related to the relocation of our Kelsterbach, Germany POM operations.
Table 6
Cash Dividends Received - Unaudited

	Three Months Ended
	March 31,
	2013	2012
	(In $ millions)
Dividends from equity investments	47	111
Dividends from cost investments	24	—
Total	71	111
Table 7
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	As of March 31, 2013	As of December 31, 2012
	(In $ millions)
Short-term borrowings and current installments of long-term debt - third party and affiliates	112	168
Long-term debt	2,959	2,930
Total debt	3,071	3,098
Less: Cash and cash equivalents	978	959
Net debt	2,093	2,139

Table 8
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges (Gains), net:	Three Months Ended
	March 31,
	2013	2012
	(In $ millions)
Employee termination benefits	2	—
Kelsterbach plant relocation	2	—
Total	4	—

Other Adjustments: (1)	Three Months Ended
	March 31,		Income Statement Classification
	2013	2012
	(In $ millions)
Business optimization	—	5	SG&A
Kelsterbach plant relocation	—	3	Cost of sales
Plant closures	1	4	Cost of sales / SG&A
Acetate production interruption costs	—	10	Cost of sales
Other	3	10	Various
Total	4	32
Total other charges and other adjustments	8	32
______________________________

(1)	These items are included in net earnings but not included in Other charges (gains), net.